Exhibit 10(c)
                            AMENDMENT TO AGREEMENT


This Amendment to the letter agreement (the "Agreement") between Norwest Corporation, a Delaware corporation (the "Corporation"), and Richard M. Kovacevich (the "Executive") is effective as of January 1, 1995.

                                   RECITALS

WHEREAS the Corporation and the Executive entered into an Agreement regarding severance pay dated March 18, 1991, which includes reference to awards under the Norwest Executive Incentive Compensation Plan ("EICP"); and

WHEREAS the Executive is the Chief Executive Officer of the Corporation and, as a result of the Corporation's adoption of the Performance-Based Compensation Policy for Covered Executive Officers (the "Policy") which applies to the chief executive officer, is no longer a participant in the EICP; and

WHEREAS the parties wish to amend the Agreement to provide for the change from EICP to the Policy but not to increase the compensation to be paid to the Executive or otherwise materially modify the Agreement.

                                  AGREEMENT

NOW, THEREFORE, the Corporation and the Executive agree to amend paragraph
(ii) of the Agreement in its entirety to read as follows:

"(ii) pay you an amount equal to the actual award you received for the immediately preceding year under the Performance-Based Compensation Policy for Covered Executive Officers (the "Policy") prorated for actual time elapsed during the year your employment is terminated, less amounts, if any, you are entitled to receive with respect to awards under the Policy pursuant to Norwest severance policies or other agreements then in effect; and"

IN WITNESS WHEREOF, the Executive and the Corporation have executed this Amendment to Agreement as of the effective date indicated above.

NORWEST CORPORATION



By:  /s/ Stanley S. Stroup             /s/ Richard M. Kovacevich
Executive Vice President               Richard M. Kovacevich
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